Exhibit 99.2

CONCEPTUS COMPLETES PUBLIC OFFERING

SAN CARLOS, Calif. (June 26, 2002) — Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure Essure™, today announced that it has completed its public offering of 4.5 million shares of common stock at $16.00 per share, before underwriting discounts. The net proceeds to the Company were approximately $67.1 million. The Company now has approximately 21.1 million shares outstanding.

UBS Warburg was sole book-running manager. CIBC World Markets, Adams, Harkness & Hill and SG Cowen acted as co-managers. The underwriters have an option to purchase up to an additional 675,000 shares solely to cover any over-allotments.

Registration statements relating to these securities have been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the registration statements may be obtained at the Securities and Exchange Commission’s website at www.sec.gov. Copies of the prospectus relating to this offering are available from UBS Warburg LLC, Prospectus Department, 299 Park Avenue, New York, New York 10171, telephone (212) 821-3000.

About Conceptus

Conceptus, Inc. is developing Essure, an innovative medical procedure, designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. Currently an investigational device in the U.S., the availability of Essure in the U.S. is projected for 2003 and is expected to open up a market currently occupied by surgical tubal ligation and vasectomy, which combined account for more than 1 million procedures in the United States.

The Essure procedure is based on a unique and proprietary implant and catheter delivery system for minimally invasive transcervical tubal access.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for Essure, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and reallocation of internal resources, or on factors outside of the Company’s control, such as delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

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